Exhibit 99.1

United Announces

Third-Quarter 2014 Profit

UAL Reports $1.1 Billion Third-Quarter 2014 Profit Excluding Special Items;

$924 Million Profit Including Special Items

CHICAGO, Oct. 23, 2014 – United Airlines (UAL) today reported third-quarter 2014 net income of $1.1 billion, or $2.75 per diluted share, excluding $151 million of special items, its highest-ever quarterly profit and an increase of 99 percent year-over-year. Including special items, UAL reported third-quarter 2014 net income of $924 million, or $2.37 per diluted share.

•	United’s consolidated passenger revenue per available seat mile (PRASM) increased 3.9 percent in the third quarter of 2014 compared to the third quarter of 2013.

•	Third-quarter 2014 consolidated unit costs (CASM), excluding special charges, third-party business expenses, fuel and profit sharing, increased 1.0 percent year-over-year on a consolidated capacity increase of 0.5 percent. Third-quarter 2014 CASM, including those items, decreased 4.0 percent year-over-year.

•	UAL ended the third quarter with $6.9 billion in unrestricted liquidity.

•	The company earned a 12.3 percent return on invested capital for the 12 months ended Sept. 30, 2014.

•	United returned $220 million to shareholders as part of its previously announced $1 billion share buyback program.

“Our third-quarter results demonstrate continued progress, and I want to thank our employees for their contributions to our success,” said Jeff Smisek, UAL’s chairman, president and chief executive officer. “We still have significant opportunity ahead to grow our margins and improve the quality and efficiency of everything we do.”

Third-Quarter Revenue and Capacity

For the third quarter of 2014, total revenue was $10.6 billion, an increase of 3.3 percent year-over-year. Third-quarter consolidated passenger revenue increased 4.4 percent to $9.3 billion, compared to the same period in 2013. Ancillary revenue per passenger in the third quarter increased 10.9 percent year-over-year to more than $22 per passenger. Third-quarter

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cargo revenue grew 19.1 percent to $237 million driven by higher volumes year-over-year, as cargo traffic returned following lower bookings during the implementation of the company’s new cargo systems in the third quarter of 2013. Other revenue decreased 8.9 percent year-over-year to $1.0 billion mostly due to the company choosing to discontinue an agreement to sell fuel to a third party. The corresponding expense decline appears in third-party business expense.

Consolidated revenue passenger miles increased 0.4 percent and consolidated available seat miles increased 0.5 percent year-over-year for the third quarter, resulting in a third-quarter consolidated load factor of 85.8 percent.

Third-quarter 2014 consolidated PRASM increased 3.9 percent and consolidated yield increased 4.1 percent compared to the third quarter of 2013.

“We are seeing good results from our revenue initiatives, and over the next several quarters, we expect to build on our early momentum,” said Jim Compton, UAL’s vice chairman and chief revenue officer. “Our team continues to pursue and implement changes that will enhance revenue performance.”

Passenger revenue for the third quarter of 2014 and period-to-period comparisons of related statistics for UAL’s mainline and regional operations are as follows:

	3Q 2014 Passenger Revenue (millions)	Passenger Revenue vs. 3Q 2013	PRASM vs. 3Q 2013	Yield vs. 3Q 2013	Available Seat Miles vs. 3Q 2013
Domestic	$3,555	6.5%	7.9%	7.6%	(1.3%)
Atlantic	1,852	4.9%	3.6%	5.4%	1.3%
Pacific	1,326	2.9%	0.2%	1.8%	2.7%
Latin America	681	7.8%	0.9%	(2.1%)	6.8%

International	3,859	4.7%	1.9%	2.8%	2.8%
Mainline	7,414	5.5%	4.8%	5.1%	0.7%
Regional	1,900	0.4%	1.2%	0.1%	(0.9%)

Consolidated	$9,314	4.4%	3.9%	4.1%	0.5%

Third-Quarter Costs

Third-quarter consolidated CASM, excluding special charges, third-party business expense, fuel and profit sharing, increased 1.0 percent compared to the third quarter of 2013. Third-quarter consolidated CASM including those items decreased 4.0 percent.

Third-quarter total operating expenses, excluding special charges, decreased $180 million, or 1.9 percent, year-over-year. Including special charges, total operating expenses decreased $348 million, or 3.6 percent, in the third quarter versus the same period in 2013. Third-party business expense was $61 million in the third quarter of 2014.

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Third-Quarter Liquidity and Cash Flow

UAL ended the third quarter with $6.9 billion in unrestricted liquidity, including $1.35 billion of undrawn commitments under its revolving credit facility. The company generated $574 million of operating cash flow in the third quarter. During the third quarter, the company had gross capital expenditures of $493 million, excluding fully reimbursable projects. The company made debt and capital lease principal payments of $1.1 billion in the third quarter, including the redemption of the entire $800 million of its 6.75 percent secured notes due 2015. The company also issued an additional $500 million tranche of term loan debt in the quarter.

The company’s long-term capital structure goals include reducing its non-aircraft related debt and achieving a total gross debt balance, including capitalized operating leases, of approximately $15 billion while maintaining an unrestricted liquidity balance of $5 billion to $6 billion, including its undrawn revolver.

As part of United’s $1 billion share buyback program, United returned $220 million to shareholders during the third quarter.

For the 12 months ended Sept. 30, 2014, the company’s return on invested capital was 12.3 percent.

“We continue to demonstrate our commitment to increasing shareholder value,” said John Rainey, UAL’s executive vice president and chief financial officer. “We are executing against our $2 billion cost reduction plan, improving our balance sheet, returning cash to shareholders and continuing to make return-driven investments in our product.”

Third-Quarter 2014 Accomplishments

Operations, Employees and Network

•	United Airlines reported a third-quarter mainline on-time arrival rate (domestic and international) of 77.6 percent, which was adversely affected by a runway closure at its San Francisco hub and the Sept. 26 sabotage and fire at the air traffic control center in Aurora, Illinois. The on-time arrival rate is based on flights arriving within 14 minutes of scheduled arrival time.

•	United and the Association of Flight Attendants announced that United will offer its flight attendants an enhanced early out program, which allows participants a one-time opportunity to voluntarily separate from the company and receive a severance payment. United also announced that it is recalling all flight attendants who are on voluntary and involuntary furlough.

•

During the quarter, United announced five new international routes including Guam to Seoul, South Korea, and Shanghai; Houston to Punta Cana, Dominican Republic; and Newark to London, Ontario, Canada. The company also launched new domestic service

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from Denver to Lafayette, Louisiana, and Hays, Kansas, and from Houston to Boise, Idaho, and Williston, North Dakota, along with seasonal service from Denver to Sun Valley, Idaho. Additionally, the airline announced new service from Newark to South Bend, Indiana, and seasonal service from Newark to Sarasota, Florida, and San Francisco to Montrose, Colorado.

Fleet and Finance

•	United became the first North American carrier to take delivery of the Boeing 787-9, a stretched version of the Dreamliner that will allow the airline to accommodate more customers and further capitalize on its worldwide route network. The aircraft is the first of 26 787-9s that United has on order. The company also took delivery of four Boeing 737-900ER aircraft and four Embraer 175 aircraft during the third quarter.

•	The company announced that it will add 50 new E175 aircraft to the United Express fleet. United anticipates deliveries will begin in July 2015 and continue through the summer of 2017. The new aircraft will replace large turboprop aircraft and older, less-efficient aircraft, and are in addition to the 70 new E175s previously announced, bringing the total of new E175s to 120.

•	United sent notice of redemption of the entire $248 million of its 6.0 percent preferred securities due 2030, which were subsequently retired on Oct. 10, 2014.

•	The company redeemed the entire $800 million of its 6.75 percent secured notes and simultaneously closed on a transaction to increase the size of its undrawn revolving credit facility by $350 million to a total of $1.35 billion, and issued an additional $500 million tranche of term loan debt.

Flyer-Friendly Product

•	United continued to install onboard Wi-Fi at a rapid rate, with more than 330 mainline aircraft outfitted with Wi-Fi at the end of the third quarter, including all Boeing 747 and Airbus A319 and A320 aircraft. By the end of the year, the company will have Wi-Fi on two thirds of its mainline fleet and will have begun installation on its two-cabin regional fleet.

•	The company offered personal device entertainment on more than 180 mainline aircraft – including all Boeing 747s, its Airbus fleet and nine Boeing 777s. Personal device entertainment allows passengers to stream videos and TV shows directly to their own devices inflight.

•	United launched mobile app passport scanning, becoming the first U.S. airline to offer customers the ability to scan their passports on iOS and Android mobile devices to check in for international flights.

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•	United announced significant upgrades to inflight food service, including this summer’s introduction of new, fresh salads and sandwiches for premium-cabin customers on North America flights. Next year, the company will introduce completely redesigned menu concepts and the expansion of premium-cabin meals within North America, upgraded premium-cabin meal service on United Express flights with freshly prepared food, and significantly enhanced United Economy meals and beverages on long-haul international flights.

•	United continued installing slimmer, next-generation economy-class seats on certain aircraft, which enables one to two additional rows per aircraft. The airline now offers these seats, which are 10 to 15 percent lighter than the seats they are replacing, on approximately 270 aircraft and expects approximately 350 aircraft to be completed by the end of the year.

•	United launched Mercedes-Benz tarmac-transportation service in Denver, which is now available for Global Services members and United Global First customers at all of the airline’s mainland U.S. hubs.

•	The company became the first airline to offer customers Uber transportation services, now available through the United app.

About United

United Airlines and United Express operate an average of 5,100 flights a day to 374 airports across six continents. In 2013, United and United Express operated nearly two million flights carrying 139 million customers. With U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates more than 700 mainline aircraft. This year, the airline is taking delivery of 35 new Boeing aircraft, including the 787-9 as the North American launch customer, and is welcoming 32 new Embraer 175 aircraft to United Express. The airline is a founding member of Star Alliance, which provides service to 192 countries via 27 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

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UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014, AND 2013

	Three Months Ended		%	Nine Months Ended		%
	September 30,		Increase/	September 30,		Increase/
(In millions, except per share data)	2014	2013	(Decrease)	2014	2013	(Decrease)
Operating revenue:
Passenger:
Mainline	$7,414	$7,025	5.5	$20,410	$19,792	3.1
Regional	1,900	1,893	0.4	5,269	5,353	(1.6)

Total passenger revenue	9,314	8,918	4.4	25,679	25,145	2.1
Cargo	237	199	19.1	678	662	2.4
Other operating revenue	1,012	1,111	(8.9)	3,231	3,143	2.8

Total operating revenue	10,563	10,228	3.3	29,588	28,950	2.2

Operating expense:
Aircraft fuel (A)	3,127	3,262	(4.1)	9,145	9,380	(2.5)
Salaries and related costs	2,344	2,209	6.1	6,684	6,511	2.7
Regional capacity purchase	597	621	(3.9)	1,747	1,837	(4.9)
Landing fees and other rent	567	540	5.0	1,706	1,544	10.5
Aircraft maintenance materials and outside repairs	435	472	(7.8)	1,364	1,390	(1.9)
Depreciation and amortization	422	435	(3.0)	1,248	1,268	(1.6)
Distribution expenses	375	377	(0.5)	1,039	1,052	(1.2)
Aircraft rent	222	231	(3.9)	668	706	(5.4)
Special charges (B)	43	211	NM	264	355	NM
Other operating expenses	1,240	1,362	(9.0)	3,975	3,893	2.1

Total operating expense	9,372	9,720	(3.6)	27,840	27,936	(0.3)

Operating income	1,191	508	134.4	1,748	1,014	72.4
Nonoperating income (expense):
Interest expense	(186)	(195)	(4.6)	(559)	(590)	(5.3)
Interest capitalized	13	12	8.3	40	35	14.3
Interest income	8	5	60.0	17	16	6.3
Miscellaneous, net (B)	(106)	52	NM	(141)	(48)	193.8

Total nonoperating expense	(271)	(126)	115.1	(643)	(587)	9.5

Income before income taxes	920	382	140.8	1,105	427	158.8
Income tax expense (benefit) (C)	(4)	3	NM	1	(4)	NM

Net income	$924	$379	143.8	$1,104	$431	156.1

Earnings per share, basic	$2.49	$1.06	134.9	$2.97	$1.25	137.6

Earnings per share, diluted	$2.37	$0.98	141.8	$2.84	$1.15	147.0

Weighted average shares, basic	370	357	3.6	370	343	7.9
Weighted average shares, diluted	392	395	(0.8)	395	390	1.3

NM Not meaningful

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UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(A)	UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended		%	Nine Months Ended		%
	September 30,		Increase/	September 30,		Increase/
(In millions, except per gallon)	2014	2013	(Decrease)	2014	2013	(Decrease)
Mainline fuel expense excluding hedge impacts	$2,534	$2,657	(4.6)	$7,426	$7,604	(2.3)
Hedge gains (losses) reported in fuel expense (a)	—	14	NM	(4)	(4)	NM

Total mainline fuel expense	2,534	2,643	(4.1)	7,430	7,608	(2.3)
Regional fuel expense	593	619	(4.2)	1,715	1,772	(3.2)

Consolidated fuel expense	3,127	3,262	(4.1)	9,145	9,380	(2.5)
Cash received on settled hedges that do not qualify for hedge accounting (b)	1	13	NM	13	35	NM

Fuel expense including all gains (losses) from settled hedges	$3,126	$3,249	(3.8)	$9,132	$9,345	(2.3)

Mainline fuel consumption (gallons)	846	852	(0.7)	2,414	2,427	(0.5)
Mainline average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense	$3.00	$3.12	(3.8)	$3.08	$3.13	(1.6)
Mainline average aircraft fuel price per gallon	$3.00	$3.10	(3.2)	$3.08	$3.13	(1.6)
Mainline average aircraft fuel price per gallon including cash received on settled hedges that do not qualify for hedge accounting	$2.99	$3.09	(3.2)	$3.07	$3.12	(1.6)
Regional fuel consumption (gallons)	191	194	(1.5)	543	559	(2.9)
Regional average aircraft fuel price per gallon	$3.10	$3.19	(2.8)	$3.16	$3.17	(0.3)
Consolidated fuel consumption (gallons)	1,037	1,046	(0.9)	2,957	2,986	(1.0)
Consolidated average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense	$3.02	$3.13	(3.5)	$3.09	$3.14	(1.6)
Consolidated average aircraft fuel price per gallon	$3.02	$3.12	(3.2)	$3.09	$3.14	(1.6)
Consolidated average aircraft fuel price per gallon including cash received on settled hedges that do not qualify for hedge accounting	$3.01	$3.11	(3.2)	$3.09	$3.13	(1.3)

(a)	Includes gains (losses) from settled hedges that were designated for hedge accounting. UAL allocates 100 percent of hedge accounting gains (losses) to mainline fuel expense.
(b)	Includes ineffectiveness gains (losses) on settled hedges and gains (losses) on settled hedges that were not designated for hedge accounting. Ineffectiveness gains (losses) and gains (losses) on hedges that do not qualify for hedge accounting are recorded in Nonoperating income (expense): Miscellaneous, net.

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UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(B)	Special items include the following:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2014	2013	2014	2013
Operating:
Integration-related costs	$28	$50	$79	$165
Severance and benefits	6	—	58	14
Labor agreement costs	—	127	—	127
Costs associated with permanently grounding Embraer ERJ 135 aircraft	—	—	66	—
Impairment of assets held for disposal	—	—	33	—
Additional costs associated with the temporarily grounded Boeing 787 aircraft	—	—	—	18
Losses on sale of assets and other special (gains) losses, net	9	34	28	31

Special charges	$43	$211	$264	$355
Nonoperating:
Venezuela currency loss	$—	$—	$21	$—
Income tax benefit	(3)	—	(4)	—

Total operating and nonoperating special charges, net of income taxes	$40	$211	$281	$355
Mark-to-market (MTM) (gains) losses from fuel hedges settling in future periods	$95	$(55)	$57	$(34)
Prior period gains on fuel contracts settled in the current period	16	6	63	39

Total special items, net of income taxes	$151	$162	$401	$360

2014—Special items

Integration-related costs: Integration-related costs include compensation costs related to systems integration, training, severance and relocation for employees.

Severance and benefits: During the nine months ended September 30, 2014, the company recorded $58 million of severance and benefits primarily related to reductions of management and front-line employees, including from Cleveland airport, as part of its cost savings initiatives. The company reduced its average daily departures from Cleveland by over 60 percent during the second quarter of 2014. The company is currently evaluating its options regarding its long-term contractual commitments at Cleveland. The capacity reductions at Cleveland may result in further special charges, which could be significant, related to our contractual commitments.

Costs associated with permanently grounding Embraer ERJ 135 aircraft: During the nine months ended September 30, 2014, the company recorded $66 million for the permanent grounding of 21 of the company’s Embraer ERJ 135 regional aircraft under lease through 2018, which includes an accrual for remaining lease payments and an amount for maintenance return conditions. As a result of the current fuel prices, new Embraer 175 regional jet deliveries and impact of pilot shortages at regional carriers, the company decided to permanently ground these 21 Embraer ERJ 135 aircraft. The company continues to operate nine Embraer ERJ 135 aircraft and will assess the possibility of grounding those aircraft when the term of the current capacity purchase contract ends.

Impairment of assets held for disposal: During the nine months ended September 30, 2014, the company recorded $33 million for charges related primarily to impairment of its flight equipment held for disposal associated with its Boeing 737-300 and 737-500 fleets.

Venezuela currency loss: During the nine months ended September 30, 2014, the company recorded $21 million of losses as part of Nonoperating income (expense): Miscellaneous, net due to ongoing negotiations applicable to funds held in local Venezuelan currency. Approximately $100 million of the company’s unrestricted cash balance was held as Venezuelan bolivars as of September 30, 2014.

MTM losses from fuel hedges settling in future periods and prior period gains on fuel contracts settled in the current period: The company utilizes certain derivative instruments that are economic hedges but do not qualify for hedge accounting under U.S. generally accepted accounting principles. The company records changes in the fair value of these economic hedges to Nonoperating income (expense): Miscellaneous, net in the statements of consolidated operations. During the three and nine months ended September 30, 2014, the company recorded $95 million and $57 million, respectively, in MTM losses on economic hedges that will settle in future periods. For economic hedges that settled in the three and nine months ended September 30, 2014, the company recorded MTM gains of $16 million and $63 million, respectively, in prior periods. The figures above also include an insignificant amount of ineffectiveness on hedges that are designated for hedge accounting.

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Note: In the third quarter of 2014, United and the Association of Flight Attendants announced that United will offer certain flight attendants an enhanced early out program, which allows eligible participants a one-time opportunity to voluntarily separate from the Company and receive a severance payment, with a maximum value of $100,000 per participant. The Company is targeting approximately 2,100 participants, although the actual number of participants is unknown at this time, and may be more or fewer than 2,100. United also announced that it is recalling all flight attendants who are on voluntary and involuntary furlough.

2013—Special items

Integration-related costs: Integration-related costs included compensation costs related to systems integration and training, branding activities, new uniforms, write-off or acceleration of depreciation on systems and facilities that were no longer used or planned to be used for significantly shorter periods, relocation for employees and severance primarily associated with administrative headcount reductions.

Severance and benefits: During the nine months ended September 30, 2013, the company recorded $14 million associated with a voluntary program offered by United in which certain flight attendants took an unpaid 13-month leave of absence. The flight attendants continue to receive medical benefits and other company benefits while on leave under this program. Approximately 1,300 flight attendants opted to participate in the program.

Labor agreement costs: In October 2013, fleet service, passenger service and storekeeper employees represented by the International Association of Machinists ratified a joint collective bargaining agreement with the company. The company recorded a $127 million special charge for lump sum payments made in conjunction with the ratification. The lump sum payments were not in lieu of future pay increases. The company completed substantially all cash payments in 2013.

Losses on sale of assets and other special (gains) losses, net: During the three months ended September 30, 2013, the company adjusted its reserves for certain legal matters by $34 million. For the nine months ended September 30, 2013, the company also recorded a $5 million gain related to a contract termination and $2 million in losses on the sale of assets.

Additional costs associated with the temporarily grounded Boeing 787 aircraft: During the nine months ended September 30, 2013, the company recorded $18 million associated with the temporary grounding of its Boeing 787 aircraft. The charges were comprised of aircraft depreciation expense and dedicated personnel costs that the company incurred while the aircraft were grounded. The aircraft returned to service in May 2013.

MTM gains from fuel hedges settling in future periods and prior period gains on fuel contracts settled in the current period: During the three and nine months ended September 30, 2013, the company recorded $55 million and $34 million, respectively, in MTM gains on economic hedges that settled in later periods. For economic hedges that settled in the three and nine months ended September 30, 2013, the company recorded MTM gains of $6 million and $39 million, respectively, in prior periods. The figures above also include an insignificant amount of ineffectiveness on hedges that are designated for hedge accounting.

(C)	No federal income tax expense was recognized related to the company’s pretax income for the three months ended September 30, 2014, and 2013 and the nine months ended September 30, 2014, and 2013 due to the utilization of book net operating loss carry forwards for which no benefit has previously been recognized. The company is required to provide a valuation allowance for its deferred tax assets in excess of deferred tax liabilities because UAL concluded that it is more likely than not that such deferred tax assets will ultimately not be realized.

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UAL Announces Third-Quarter 2014 Profit / Page 11

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended		%		Nine Months Ended		%
	September 30,		Increase/		September 30,		Increase/
	2014	2013	(Decrease)		2014	2013	(Decrease)
Mainline:
Passengers (thousands)	24,307	24,103	0.8		69,388	69,174	0.3
Revenue passenger miles (millions)	48,968	48,780	0.4		136,406	136,047	0.3
Available seat miles (millions)	56,919	56,508	0.7		161,908	161,337	0.4
Cargo ton miles (millions)	624	495	26.1		1,813	1,614	12.3
Passenger load factor:
Mainline	86.0%	86.3%	(0.3	) pts.	84.2%	84.3%	(0.1	) pts.
Domestic	87.1%	86.9%	0.2	pts.	86.6%	86.0%	0.6	pts.
International	85.0%	85.7%	(0.7	) pts.	82.0%	82.6%	(0.6	) pts.
Passenger revenue per available seat mile (cents)	13.03	12.43	4.8		12.61	12.27	2.8
Average yield per revenue passenger mile (cents)	15.14	14.40	5.1		14.96	14.55	2.8
Average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense (a)	$3.00	$3.12	(3.8)		$3.08	$3.13	(1.6)
Average aircraft fuel price per gallon (a)	$3.00	$3.10	(3.2)		$3.08	$3.13	(1.6)
Average aircraft fuel price per gallon including cash received on settled hedges that do not qualify for hedge accounting (a)	$2.99	$3.09	(3.2)		$3.07	$3.12	(1.6)
Fuel gallons consumed (millions)	846	852	(0.7)		2,414	2,427	(0.5)
Aircraft in fleet at end of period	698	694	0.6		698	694	0.6
Average stage length (miles) (b)	2,002	1,982	1.0		1,965	1,940	1.3
Average daily utilization of each aircraft (hours)	10:49	10:54	(0.8)		10:31	10:35	(0.6)
Regional:
Passengers (thousands)	12,428	12,692	(2.1)		35,084	35,928	(2.3)
Revenue passenger miles (millions)	7,097	7,083	0.2		19,942	19,941	—
Available seat miles (millions)	8,459	8,532	(0.9)		23,900	24,326	(1.8)
Passenger load factor	83.9%	83.0%	0.9	pts.	83.4%	82.0%	1.4	pts.
Passenger revenue per available seat mile (cents)	22.46	22.19	1.2		22.05	22.01	0.2
Average yield per revenue passenger mile (cents)	26.77	26.73	0.1		26.42	26.84	(1.6)
Aircraft in fleet at end of period	562	572	(1.7)		562	572	(1.7)
Average stage length (miles) (b)	563	544	3.5		559	541	3.3

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UAL Announces Third-Quarter 2014 Profit / Page 12

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS (Continued)

	Three Months Ended		%		Nine Months Ended		%
	September 30,		Increase/		September 30,		Increase/
	2014	2013	(Decrease)		2014	2013	(Decrease)
Consolidated (Mainline and Regional):
Passengers (thousands)	36,735	36,795	(0.2)		104,472	105,102	(0.6)
Revenue passenger miles (millions)	56,065	55,863	0.4		156,348	155,988	0.2
Available seat miles (millions)	65,378	65,040	0.5		185,808	185,663	0.1
Passenger load factor	85.8%	85.9%	(0.1	) pts.	84.1%	84.0%	0.1	pts.
Passenger revenue per available seat mile (cents)	14.25	13.71	3.9		13.82	13.54	2.1
Total revenue per available seat mile (cents)	16.16	15.73	2.7		15.92	15.59	2.1
Average yield per revenue passenger mile (cents)	16.61	15.96	4.1		16.42	16.12	1.9
Average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense (a)	$3.02	$3.13	(3.5)		$3.09	$3.14	(1.6)
Average aircraft fuel price per gallon (a)	$3.02	$3.12	(3.2)		$3.09	$3.14	(1.6)
Average aircraft fuel price per gallon including cash received on settled hedges that do not qualify for hedge accounting (a)	$3.01	$3.11	(3.2)		$3.09	$3.13	(1.3)
Fuel gallons consumed (millions)	1,037	1,046	(0.9)		2,957	2,986	(1.0)
Average full-time equivalent employees (thousands)	81.9	84.5	(3.1)		82.5	84.7	(2.6)

(a)	Fuel price per gallon includes aircraft fuel and related taxes.
(b)	Average stage length equals the average distance a flight travels weighted for size of aircraft.

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UAL Announces Third-Quarter 2014 Profit / Page 13

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including net income/loss excluding special items, net earnings/loss per share excluding special items, and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported Non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that adjusting for special items is useful to investors because special charges are non-recurring charges not indicative of UAL’s ongoing performance. In addition, the company believes that adjusting for MTM (gains) losses from fuel hedges settling in future periods and prior period gains on fuel contracts settled in the current period is useful because the adjustments allow investors to better understand the cash impact of settled hedges in a given period. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended		$	%	Nine Months Ended		$	%
	September 30,		Increase/	Increase/	September 30,		Increase/	Increase/
(in millions)	2014	2013	(Decrease)	(Decrease)	2014	2013	(Decrease)	(Decrease)
Operating expenses	$9,372	$9,720	$(348)	(3.6)	$27,840	$27,936	$(96)	(0.3)
Less: Special charges (B)	43	211	(168)	NM	264	355	(91)	NM

Operating expenses, excluding special charges	9,329	9,509	(180)	(1.9)	27,576	27,581	(5)	—
Less: Third-party business expenses	61	205	(144)	(70.2)	469	496	(27)	(5.4)
Less: Fuel expense	3,127	3,262	(135)	(4.1)	9,145	9,380	(235)	(2.5)
Less: Profit sharing, including taxes	129	120	9	7.5	182	162	20	12.3

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$6,012	$5,922	$90	1.5	$17,780	$17,543	$237	1.4

Net income	$924	$379	$545	143.8	$1,104	$431	$673	156.1
Less: Special items, net (B)	151	162	(11)	NM	401	360	41	NM

Net income, excluding special items, net	$1,075	$541	$534	98.7	$1,505	$791	$714	90.3

Diluted earnings per share	$2.37	$0.98	$1.39	141.8	$2.84	$1.15	$1.69	147.0
Add back: Special items, net of tax	0.38	0.41	(0.03)	NM	1.02	0.92	0.10	NM

Diluted earnings per share, excluding special items, net	$2.75	$1.39	$1.36	97.8	$3.86	$2.07	$1.79	86.5

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UAL Announces Third-Quarter 2014 Profit / Page 14

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended		%	Nine Months Ended		%
	September 30,		Increase/	September 30,		Increase/
	2014	2013	(Decrease)	2014	2013	(Decrease)
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	13.51	14.16	(4.6)	14.14	14.28	(1.0)
Less: Special charges (B)	0.07	0.37	NM	0.17	0.22	NM

CASM, excluding special charges	13.44	13.79	(2.5)	13.97	14.06	(0.6)
Less: Third-party business expenses	0.11	0.36	(69.4)	0.29	0.31	(6.5)

CASM, excluding special charges and third-party business expenses	13.33	13.43	(0.7)	13.68	13.75	(0.5)
Less: Fuel expense	4.45	4.68	(4.9)	4.59	4.72	(2.8)

CASM, excluding special charges, third-party business expenses and fuel	8.88	8.75	1.5	9.09	9.03	0.7
Less: Profit sharing per available seat mile	0.23	0.21	9.5	0.11	0.10	10.0

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	8.65	8.54	1.3	8.98	8.93	0.6

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	14.34	14.94	(4.0)	14.98	15.05	(0.5)
Less: Special charges (B)	0.07	0.32	NM	0.14	0.19	NM

CASM, excluding special charges	14.27	14.62	(2.4)	14.84	14.86	(0.1)
Less: Third-party business expenses	0.09	0.31	(71.0)	0.25	0.27	(7.4)

CASM, excluding special charges and third-party business expenses	14.18	14.31	(0.9)	14.59	14.59	—
Less: Fuel expense	4.79	5.02	(4.6)	4.92	5.05	(2.6)

CASM, excluding special charges, third-party business expenses and fuel	9.39	9.29	1.1	9.67	9.54	1.4
Less: Profit sharing per available seat mile	0.19	0.18	5.6	0.10	0.09	11.1

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.20	9.11	1.0	9.57	9.45	1.3

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UAL Announces Third-Quarter 2014 Profit / Page 15

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC)

ROIC is a non-GAAP financial measure that we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations’ use of invested capital to generate profits. We use ROIC to track how much value we are creating for our shareholders as it represents an important financial metric that we believe provides meaningful information as to how well we generate cash flow relative to the capital invested in our business.

(in millions)	Twelve Months Ended September 30, 2014
Net Operating Profit After Tax (NOPAT)
Pre-tax income excluding special items (a)	$1,737
Add: Interest expense (b)	760
Add: Interest component of capitalized aircraft rent (b)	445
Add: Net interest on pension (b)	117
Less: Adjusted income tax benefit	18

NOPAT	$3,077

Effective tax rate	(1.0%)
Invested Capital (five-quarter average)
Total assets	$37,543
Add: Capitalized aircraft rent (@ 7.0x)	6,458
Less:
Advance ticket sales	(4,375)
Frequent flier deferred revenue	(6,393)
Deferred income taxes	2,409
Tax valuation allowance	(4,007)
Other non-interest bearing liabilities	(6,553)

Average Invested Capital	$25,082

Return on Invested Capital	12.3%

Twelve Months Ended September 30, 2014

(a) Non-GAAP Financial Reconciliation
Pre-tax income	$1,217
Add: Special items	520

Pre-tax income excluding special items	$1,737

(b)	Net of tax shield

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